Exhibit 10.3
                  Employment Agreement dated December 1, 1997
                   between the Company and Robert G. Schatz

                         NORTH EAST INSURANCE COMPANY
                              EMPLOYMENT AGREEMENT


      AGREEMENT, effective as of January 1, 1998 between NORTH EAST INSURANCE COMPANY, a Maine corporation (the "Company"), and ROBERT G. SCHATZ (the "Executive").

      WHEREAS, the Company wishes to obtain the continued services of the Executive; and

      WHEREAS, the Executive wishes to continue in employment with the Company on the terms herein provided;

      NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto (the "Parties") agree as follows:

      1. Term.

      Subject to the provisions for termination hereinafter provided, the Executive's employment hereunder shall be for a term (the "Employment Term") commencing on January 1, 1998 (the "Employment Date") and ending on December 31, 2000 (the "Termination Date").

      2. Positions and Duties.

      During the Employment Term the Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall report to the Board of Directors of the Company (the "Board") and perform such employment duties, consistent with his position, as are specified by the Board, with duties and responsibilities including, but not limited to, primary general supervision and authority over the business and affairs of the Company and such additional duties as may be assigned from time to time by the Board. It is intended that the Executive shall be elected to the Board, and that the Executive shall serve as a member of the Executive Committee thereof and of any other committee to which substantial functions of the Executive Committee have been delegated. The Executive shall devote his full productive time, energy and ability to the proper and efficient conduct of the Company's business. The Executive may (i) devote reasonable periods of time to passive investment of his personal assets, and (ii) engage in community activities (including, with the Board's consent, service on one or more boards of nonprofit institutions) so long as such activities do not interfere with the performance of his obligations hereunder. The Executive shall observe and comply with all lawful and reasonable rules of conduct set by the Board for executives of the Company, and shall endeavor to promote the business, reputation and interests of the Company.

      3. Salary.

      For his services hereunder the Company shall pay the Executive a base salary of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum (the "Base Salary"). After 1998, Base Salary shall be increased annually to reflect the increase, if any, in the cost of living for such year versus 1998, as measured by the CPI. For purposes hereof, "CPI" shall mean the United States Bureau of Labor Statistics Consumer Price Index All Urban Consumers (CPI-U), (1982 - 4 = 100) Base Year, or any comparable successor index designated by such agency.

      4. Bonus.

      (a) General.

      The Executive shall be entitled to a bonus for his services during the Term equal to

      (i) 5% of the amount, if any, by which Aggregate After-Tax Net Profit exceeds the Ten Percent Growth Amount, but does not exceed the Fifteen Percent Growth Amount, plus

      (ii) 10% of the amount, if any, by which Aggregate After-Tax Net Profit exceeds the Fifteen Percent Growth Amount.

      (b) "Aggregate After-Tax Net Profit" shall equal the sum of the "net income" of the Company for the years 1998, 1999, and 2000, as shown on the consolidated statements of operations for such years.

      (c) Ten Percent Growth Amount.

      (i) General: The Ten Percent Growth Amount shall equal the targeted three year growth in the Company's shareholder's equity from January 1, 1998 at a 10% annual rate, determined based on "Beginning Equity" as defined below, using the following formula:

      (Beginning Equity * (1.1^3)) - Beginning Equity

      adjusted for each Cash Inflow and each Cash Outflow as provided in Clause
      (ii) below.

      (ii) Adjustment to Ten Percent Growth Amount for Cash Inflow and Cash Outflow. The Ten Percent Growth Amount shall be adjusted for each Cash Inflow and Cash Outflow as follows:

      (A) Cash Inflows. If the Company receives a Cash Inflow at any time during the Bonus Term, the Ten Percent Growth Amount shall be increased by the targeted growth in the equity value of that Cash Inflow (that is, the amount by which the Cash Inflow would grow at an annual growth rate of 10% compounded monthly for the remainder of the term), determined by the following formula:

      (CI * (1.00834^M))-CI Where:

      CI = the amount of the Cash Inflow, and

      M = the remaining months in the Bonus Term, inclusive of the month in which the Cash Inflow is received.

      (B) Cash Outflows. If the Company incurs a Cash Outflow at any time during the Bonus Term, the Ten Percent Growth Amount shall be decreased by the loss of targeted growth in the equity value of that Cash Outflow (that is, the amount by which the Cash Outflow would have grown at an annual growth rate of 10% compounded monthly for the remainder of the term) determined by the following formula:

      (CO / (1.00834^M))-CO

Where:

      CO = the amount of the Cash Outflow, and

      M = the remaining months in the Bonus Term, inclusive of the month in which the Cash Outflow occurs.

      (d) Fifteen Percent Growth Amount.

      (i) General. The Fifteen Percent Growth Amount shall equal the targeted three year growth in the Company's Shareholder's Equity from January 1, 1998 at a 15% annual rate, calculated as:

      (Beginning Equity * 1.52) - Beginning Equity

      adjusted for each Cash Inflow and each Cash Outflow as provided in Clause
      (ii) below.

      (ii) Adjustment to Fifteen Percent Growth Amount for Cash Inflow and Cash Outflow. The Fifteen Percent Growth Amount shall be adjusted for each Cash Inflow and Cash Outflow as provided below:

      (A) Cash Inflows. If the Company receives a Cash Inflow at any time during the Bonus Term, the Fifteen Percent Growth Amount shall be increased by the targeted growth in the equity value of that Cash Inflow (that is, the amount by which the Cash Inflow would grow at an annual growth rate of 15% compounded monthly for the remainder of the term), determined by the following formula:

      (CI * (1.0125^M))-CI

Where:

      CI = the amount of the Cash Inflow, and

      M = the remaining months in the Bonus Term, inclusive of the month in which the Cash Inflow is received.

      (B) Cash Outflows. If the Company incurs a Cash Outflow at any time during the Bonus Term, the Fifteen Percent Growth Amount shall be decreased by the loss of targeted growth in the equity value of that Cash Outflow (that is, the amount by which the Cash Outflow would have grown at an annual growth rate of 10% compounded monthly for the remainder of the term) determined by the following formula:

      (CO / (1.0125^M))-CO

Where:

      CO = the amount of the Cash Outflow, and

      M = the remaining months in the Bonus Term, inclusive of the month in which the Cash Outflow occurs.

      (e) "Capital Inflow" shall mean the value of a contribution made during the applicable year of money or property to the equity capital of the Company. The value of a contribution of property shall be the fair market value of such property on the date of such contribution.

      (f) "Capital Outflow" shall mean the value of a distribution of money or property made by the Company during the applicable year to one or more of its shareholders with respect to its capital stock.

      (g) "Beginning Equity" shall mean "total shareholders' equity" of the Company as of December 31, 1997, as shown on the Company's consolidated balance sheet.

      (h) "Bonus Term" shall mean the period beginning January 1, 1998 and ending December 31, 2000.

      (i) Board

      The Board/Committee shall have discretion to adjust the Aggregate After-Tax Net Profit and Aggregate Targeted Shareholders Equity as the Board/Committee in good faith deems appropriate in respect of any extraordinary, unusual or non-recurring financial (including tax) item, it being intended that the Bonus calculation shall apply to Company results in the ordinary course. The Board/Committee shall consult with the Executive before making any such adjustment.

      (j) Example.

      An example of the operation of the bonus formula is attached as Exhibit[].

      5. Stock Options.

      The Executive may receive grants of options exercisable into Shares as determined by the Board from time to time in accordance with the Company's Stock Option Plan, as in effect from time to time.

      6. Expenses.

      The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in the course of his employment by the Company hereunder, as per Company policies currently in effect, provided that the Executive properly accounts therefor.

      7. Other Benefits.

      During his employment the Executive shall be entitled to:

      (a) participate in the Company's benefit plans and arrangements on terms at least as favorable as the terms generally applicable to senior management from time to time;

      (b) the exclusive use of an automobile to be provided by the Company during the term of his employment;

      (c) up to four (4) weeks paid vacation in any calendar year; and

      (d) the continuation, at Company expense, of the presently existing life insurance program for the benefit of the Executive's designated beneficiary. The Company agrees to pay the premiums to maintain the existing program in force during the Executive's employment hereunder.

      8. Renewal of Agreement.

      (a) Renewal. If the Executive gives the Company notice of his willingness to renew this Agreement, then the Agreement shall be deemed renewed for an additional one-year period unless the Company gives the Executive notice of its intention not to renew the Agreement. To be effective, such notice must be given in writing by the Executive or the Company (as the case may be) at least one hundred twenty (120) days or ninety (90) days, respectively, prior to the Termination Date. Any such renewal of this Agreement shall extend the Employment Term, Bonus Term, and Termination Date under this Agreement by one
(1) year.

      (b) Non-Renewal Payment. If, prior to the Termination Date, the Company does not offer the Executive employment with the Company for the period commencing immediately after the Termination Date under terms and conditions at least as favorable to the Executive as those contained herein, including, but not limited to, the terms and conditions of Sections 2 through 7 hereof, then, the Executive shall be entitled to a payment of One Hundred Seventy-Five Thousand Dollars ($175,000) (the "Non-Renewal Payment"); provided, however, that should the Executive's employment with the Company be terminated prior to the Termination Date under the terms of Section 9 herein, this Section 8 shall have no effect, and the Executive shall not be entitled to the Non-Renewal Payment. The Company shall pay the Non-Renewal Payment in one hundred twenty
(120) equal fully amortizing monthly installments of principal plus interest at the Federal Long-term Rate (as defined below), such payments to commence within ten (10) business days following the Termination Date. The "Federal Long-term Rate" means the Applicable Federal Rate, in effect on the date of such termination, for debt instruments with a term of greater than nine (9) years as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended.

      9. Termination of Employment.

      The Executive's employment by the Company pursuant hereto is subject to termination during the Employment Term only as follows:

      (a) Death. The Executive's employment shall terminate as of the date of his death, in which case:

      (i) The Company shall pay to the Executive's estate the Base Salary accrued through the date of the Executive's death;

      (ii) The Company shall pay the Bonus for the Bonus Year in which termination occurs, the amount of such Bonus to be determined under the terms of the applicable plan (without regard to any provision requiring ongoing employment), prorated to reflect the portion of the Bonus Term through the end of the month of the Executive's death. Notwithstanding any contrary provision of Section 4 above, the amount of Bonus so determined shall be paid to the Executive's estate in cash promptly following the date such amount is determinable; and

      (iii) All other compensation and benefits shall be as determined under the terms and conditions of any applicable plans, programs or other coverages maintained by the Company.

      (b) Disability. The Company may terminate the Executive's employment due to disability, as determined under the Company's long-term disability plan as in effect from time to time, in which case:

      (i) The Company shall continue to pay the Base Salary for one year following termination of employment, such period ending on the last day of the payroll period during which the first anniversary of such termination occurs;

      (ii) The Company shall pay the Bonus for the Bonus Year in which termination occurs, the amount of such Bonus to be determined under the terms of the applicable plan (without regard to any provision requiring ongoing employment), prorated to reflect the portion of the Bonus Term through the end of the month of the Executive's termination of employment. Notwithstanding any contrary provision of Section 4 above, the amount of Bonus so determined shall be paid to the Executive in cash promptly following the date such amount is determinable; and

      (iii) All other compensation and benefits shall be as determined under the terms and conditions of any applicable plans, programs or other coverages maintained by the Company.

      (c) Termination by the Company Without Cause or Termination by the Executive for Good Reason. The Company may terminate the Executive's employment without Cause, as defined below, and the Executive may terminate his employment for Good Reason, as defined below. In either case:

      (i) The Company shall pay the Executive One Hundred Seventy-Five Thousand Dollars ($175,000) within ten (10) business days following the Termination Date;

      (ii) If the Executive complies with all of the requirements of Section 10 and 11 during the "Restricted Period," as defined in Section 11, the Company shall pay the Executive an additional One Hundred Seventy-Five Thousand Dollars ($175,000) payable in one-hundred eight (108) equal fully amortizing monthly installments of principal plus interest at the Federal Long-term Rate (as defined in Section 8(b) hereof), such payments to commence on the first anniversary of the Termination Date;

      (iii) Medical, hospitalization and any other health benefits, as applicable on the date of termination of the Executive's employment, shall continue to be provided until the earlier of (i) the first anniversary of termination of the Executive's employment, or (ii) the date the Executive is entitled to comparable benefits under any plan maintained by a subsequent employer of the Executive; and

      (iv) All other compensation and benefits shall be as determined under the terms and conditions of any applicable plans, programs or other coverages maintained by the Company.

      (d) Termination by the Company for Cause. The Company shall be entitled to terminate the Executive's employment at any time under this Section 9(d), by written notice to the Executive if it has "Cause" to do so, which shall mean:
(i) The Executive's indictment for or plea of nolo contendere to, (A) a felony, or (B) a misdemeanor materially injurious to the Company;

      (ii) The Executive's continued substantial neglect of duties, after written notice and an opportunity to correct;

      (iii) Gross misconduct in the performance of duties hereunder, materially injurious to the reputation, business or operation of the Company; or

      (iv) The issuance of an order from an insurance regulatory body of any state or other jurisdiction in which the Company does business that

      (A) finds that the Executive violated statutory requirements of applicable insurance laws or regulations, and

      (B) prohibits the Executive from exercising any material portion of his duties as Chief Executive Officer of the Company.

      If the Company terminates the Executive's employment for Cause, the Executive's Base Salary and other benefits shall be paid through the date of termination and the Executive shall have no further rights to compensation or benefits other than as determined by the terms of any applicable plan or program.

      The Executive must be notified in writing of any termination of his employment for Cause. The Executive shall then have the right, exercisable only within ten (10) days following receipt of such notice, to file a written request for review by the Company. In such case, the Executive shall be given the opportunity to be heard, personally or through counsel, by those members of the Board who are not employees (the "Independent Directors") and a majority of the Independent Directors must thereafter confirm that such termination is for Cause. If the Independent Directors do not provide such confirmation, the termination shall be treated as other than for Cause.

      If, following a termination of the Executive's employment for reasons other than Cause, the Independent Directors become aware of facts clearly demonstrating the existence, at the time of such termination, of grounds for terminating the Executive's employment for Cause, such termination shall be treated as a termination for Cause, subject to the Executive's right to be heard, and to have such determination confirmed, as provided immediately above. Such right of post-effective termination for Cause shall be deemed waived unless written notice of the basis therefor is given to the Executive (i) within one year from the Termination Date of his employment or (ii) by June 30 of the calendar year following the year in which such termination occurred, whichever is later.

      (e) Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment at any time under this Section 9(e) by written notice to the Company if he has "Good Reason" to do so, which shall mean (i) the Company's breach of this Agreement, including, but not limited to:
(A) a breach of this Agreement caused by the Company's attempt to reduce the Executive's compensation; (B) the Company's attempt to remove the Executive from the position of Chief Executive Officer, or (ii) a move of the Company's headquarters to a location more than 50 miles from Portland, Maine.

      (f) Voluntary Termination of Employment. The Executive may terminate employment voluntarily, in which case the Base Salary and other benefits shall be paid through the date of termination and the Executive shall have no further rights to compensation or benefits other than as determined by the terms of any applicable plan or program.

      10. Confidential Information.

      (a) The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment with the Company, he may acquire Confidential Information (as hereinafter defined) concerning the operation of the Company the use or disclosure of which would cause the Company substantial, irreparable loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive agrees that he shall not (directly or indirectly) at any time, whether during or after the Employment
Term:

      (i) knowingly use for an improper personal benefit any Confidential Information that he may learn or has learned by reason of his employment with the Company or

      (ii) disclose any such Confidential Information to any person except (A) in the good faith performance of his obligations to the Company hereunder, (B) in connection with the enforcement of his rights under this Agreement or (C) with the prior consent of the Board.

      As used herein "Confidential Information" includes information with respect to the Company's facilities and methods, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects or opportunities, personnel information or lists of customers and suppliers; provided, however, that such term shall not include any information which is or becomes generally known or available publicly other than as a result of disclosure by the Executive which is not permitted as described in clause (ii) above.

      (b) The Executive confirms that all Confidential Information is the exclusive property of the Company. All business records, papers and documents and electronic materials kept or made by the Executive relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Company during the Employment Term and all times thereafter. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written or electronic materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company and which constitute Confidential Information.

      11. Non-Competition.

      (a) During the term of his employment and for the period commencing on the date the Executive's employment terminates and ending on the first anniversary thereof (the "Restricted Period"), the Executive shall not (i) directly or indirectly, for his own account or for the account of others, as an officer, director, stockholder, owner, partner, employee, promoter, consultant, manager or otherwise participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through a proprietorship, corporation, partnership or other form of entity, the business of automobile insurance (the "Business") within Maine or any other state in which the Company was conducting, or was actively planning to conduct, the Business as of the date of such termination of employment, (ii) solicit or contact in an effort to do business with any person who was a customer or agent of the Company during the period of the Executive's employment, or any affiliate of any such person, if such solicitation or contact is directly or indirectly in competition with the Company, or (iii) interfere in a similar manner with the business of the Company. Nothing in this Section 11 shall prohibit the Executive from acquiring or holding any issue of stock or securities of any person that has any securities registered under Section 12 of the Securities Exchange Act of 1934 as amended, listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. so long as (x) the Executive is not deemed to be an "affiliate" of such person as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended, and (y) the Executive, members of his immediate family or persons under his control do not own or hold more than five percent (5%) of any voting securities of any such person.

      (b) During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other person (excluding the Company),
(i) solicit or induce any of the Company's employees to leave their employment with the Company or to accept employment with anyone else or (ii) hire any such employees.

      (c) The Executive has carefully read and considered the provisions of this Section 11 and, having done so, agrees that the restrictions set forth in this Section 11 (including the Restricted Period, the scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors and shareholders. The Executive understands that the restrictions contained in this Section 11 may limit his ability to engage in a business similar to the Company's business, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.

      12. Breach of Section 10 or Section 11.

      The Executive acknowledges that a breach of any of the covenants contained in Section 10 or Section 11 hereof may result in material, irreparable injury to the Company for which there is not adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Company shall be entitled to obtain a temporary restraining order and a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by Section 10 or Section 11 hereof or such other relief as may be required to enforce any of the covenants contained in Section 10 or Section 11 hereof.

      13. Arbitration.

      The Parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach of any provision hereof, or the terms or conditions of employment, including whether such controversy or claim is arbitrable, and excepting any claim or controversy arising out of the provisions of Section 10 or Section 11 hereof, shall be settled by arbitration in the City of Portland, Maine, in accordance with the rules for commercial arbitration of the American Arbitration Association as in effect at the time a demand for arbitration under the rules is made, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The decision of the arbitrators, including determination of the amount of any damages suffered, shall be conclusive, final and binding on both Parties, their heirs, executors, administrators, successors and assigns. The cost of arbitration incurred by either Party shall be borne by that party unless otherwise determined by the arbitrators.

      14. Withholding.

      Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

      15. Assignability; Binding Nature.

      This Agreement is binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors, heirs, administrators, executors and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive except that (a) his rights to compensation and benefits hereunder may be transferred by will or operation of law, subject to the limitations of this Agreement, and (b) his rights under employee benefit plans or programs may be assigned or transferred in accordance with such plans, programs. No rights or obligations of the Company under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

      16. Entire Agreement.

      This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto, specifically including, but not limited to, the Employment Agreement between the Company and the Executive dated as of March 26, 1991, and the ECA or that letter agreement of October 28, 1996 from the Company to the Executive captioned "Re: Special Payments" (the "Letter Agreement"). Notwithstanding the foregoing, this Agreement shall not supersede the provisions contained in the first two (2) sentences of Paragraph
(2) of the Letter Agreement concerning the Company's obligations to make special bonus payments through the year 2006 ("Special Bonus Provisions"). A copy of the Letter Agreement is attached hereto and the Special Bonus Provisions are incorporated herein.

      17. Notice.

      For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States overnight express mail, or nationally recognized private delivery service on an overnight basis, return receipt requested, postage prepaid. All such notices to the Executive shall be marked clearly "Personal and Confidential."

      If to the Executive:

      Office Address:     Robert G. Schatz
                          North East Insurance Company
                          482 Payne Road
                          Scarborough, Maine 04074

      Home Address:       PO Box 218
                          Cape Cottage Branch
                          Cape Elizabeth, Maine 04107

      If to the Company:  North East Insurance Company
                          482 Payne Road
                          Scarborough, Maine 04074
                          Attn:  Secretary

      With a Copy to:     Chair -- Compensation Committee
                          c/o North East Insurance Company
                          482 Payne Road
                          Scarborough, Maine  04074

Notices may also be sent to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      18. Miscellaneous.

      No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Maine.

      19. Validity.

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      20. Counterparts.

      This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.


NORTH EAST INSURANCE COMPANY

By: /s/ Samuel M. Koren               Date: 12/1/97
Title: Secretary


The Executive:

/s/ Robert G. Schatz                  Date: 12/1/97




                     EXAMPLE OF OPERATION OF BONUS FORMULA

The calculation of the Ten Percent Growth Amount and the Fifteen Percent Growth Amount can be illustrated as follows:

      Assume:
          Beginning Shareholders Equity is $9,000,000.
          Cash Inflows occur as follows:
               $1,000,000 in November of 1998; and
               $750,000 in February of 2000.
          A Cash Outflow occurs as follows:
               $500,000 in July 1999.

      The Ten Percent Growth Amount is calculated as follows:

               $2,979,000 (($9,000,000*(1.33))-$9,000,000).
         plus  $  240,816 (in respect of the first Cash Inflow)
         plus  $   71,687 (in respect of the second Cash Inflow)
         less ($   80,556)(in respect of the Cash Outflow)
              ------------
               $3,210,947

      The Fifteen Percent Growth Amount is calculated as follows:

               $4,687,875 (($9,000,000*(1.52))-$9,000,000).
         plus  $  381,245 (in respect of the first Cash Inflow)
         plus $ 109,818 (in respect of the second Cash Inflow) less ($ 125,289)(in respect of the Cash Outflow)
              ------------
               $5,053,650

      In such case:

      If Aggregate After-Tax Net Profit is $3,200,000, there is no bonus.

      If Aggregate After-Tax Net Profit is $4,000,000, bonus is 5% of the amount in excess over the Ten Percent Growth Amount, or $39,453.

      If Aggregate After-Tax Net Profit is $6,000,000, bonus is 5% of the amount in excess of the Ten Percent Growth Amount but not in excess of the Fifteen Percent Growth Amount, plus 10% of the amount in excess of the Fifteen Percent Growth Amount, or $186,770.